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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

Quanex Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUANEX CORPORATION	January 19, 2005
1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600	Dear Fellow Stockholder:
You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 24, 2005, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.
This year you will be asked to vote in favor of the election of two directors. This proposal is more fully explained in the attached proxy statement, which you are encouraged to read.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE BOARD’S NOMINEES FOR DIRECTOR AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Thank you for your cooperation.
Sincerely, Raymond A. Jean Chairman of the Board

QUANEX CORPORATION PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 24, 2005

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on February 24, 2005, at 8:00 a.m., C.S.T., for the following purposes:

(1)	To elect two directors to serve until the Annual Meeting of Stockholders in 2008;

(2)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

      The Board of Directors has fixed the close of business on January 5, 2005, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

      Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting and wish to vote in person.

      The Company’s Annual Report to Stockholders for the year ended October 31, 2004, accompanies this Notice.

By order of the Board of Directors,

Kevin P. Delaney, Vice President, General
Counsel and Secretary

Houston, Texas

January 19, 2005

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held February 24, 2005

      This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 19, 2005, to all holders of record on January 5, 2005, (the “Record Date”), of the Common Stock, $.50 par value (“Common Stock”), of Quanex Corporation, a Delaware corporation (the “Company”), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at the Company’s principal executive offices, 1900 West Loop South, Suite 1500, Houston, Texas, 77027, at 8:00 a.m., C.S.T., on Thursday, February 24, 2005, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any un-revoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

      The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 25,138,649 shares of Common Stock issued and outstanding (which number of shares reflects our December 31, 2004, stock split in the form of a stock dividend). Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

      On December 2, 2004, the Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend, payable on December 31, 2004, to holders of record on December 17, 2004. Unless otherwise stated herein, all share amounts and related information in this proxy statement are presented without giving effect to such stock split.

      The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies). The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company’s principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas, 77027.

MATTER TO COME BEFORE THE MEETING

Election of Directors

      Two directors are to be elected at the meeting. The Company’s Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of Susan F. Davis, Russell M. Flaum and Michael J. Sebastian, expire at the 2005 Annual Meeting. The proposed nominees for director for a term expiring at the 2008 Annual Meeting are Ms. Davis and Mr. Flaum. Mr. Sebastian will not stand for reelection due to the age limitations set forth in the Company’s bylaws. The respective terms of directors expire on the dates set forth below.

Nominees for election for terms			Director
expiring at the 2008 Annual Meeting	Principal Occupation	Age	Since

Susan F. Davis	Vice President of Human Resources of Johnson Controls, Inc., an international provider of automotive systems and building controls (Milwaukee, Wisconsin)	51	1998
Russell M. Flaum	Executive Vice President of Illinois Tool Works, Inc., an international manufacturer of engineered components and products for automotive, construction and general industrial markets (Glenview, Illinois)	54	1997

Directors whose terms
expire at the 2007 Annual Meeting

Vincent R. Scorsone	Retired since 1994 from ALCOA, Inc. a manufacturer of aluminum products (Pittsburgh, Pennsylvania)	69	1995
Joseph J. Ross	Retired since 2004 from Federal Signal Corporation, a manufacturer of safety and communications equipment and specialty vehicles (Oak Brook, Illinois)	58	2001
Richard L. Wellek	Retired since 1999 from Varlen Corporation, a manufacturer of engineered products supplying the railroad, light vehicle, and heavy duty truck markets (Naperville, Illinois)	66	2003

Directors whose terms
expire at the 2006 Annual Meeting

Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer of Yellow Roadway Corporation, a provider of transportation services throughout North America and, through partnership alliances, other international markets (Overland Park, Kansas)	61	1995
Raymond A. Jean	Chairman of the Board, President and Chief Executive Officer, Quanex Corporation	62	2001

      Ms. Davis and Mr. Flaum have indicated a willingness to serve if elected. If a nominee should be unable to serve or will not serve for any reason, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

      Mr. Scorsone retired from ALCOA, Inc. in 1994, and prior to his retirement, served as Executive Vice President, Chairman’s Counsel from 1991 to 1994 and Group Vice President, ALCOA Aerospace and Industrial Products from 1986 to 1991. Prior to that time, Mr. Scorsone served in various management positions with ALCOA.

      Mr. Ross retired in January 2004 from Federal Signal Corporation. Prior to that, he served as Chairman of the Board and Chief Executive Officer of Federal Signal. Mr. Ross joined Federal Signal in 1983 as its Vice President—General Counsel, assumed the role of Chief Executive Officer in 1987, and added the Chairman’s responsibilities in 1990. Mr. Ross currently serves on the board of Enodis PLC.

      Mr. Wellek was Chairman of the Board of Prism Financial Corporation until June 2000. Prior to his tenure with Prism, Mr. Wellek retired from Varlen Corporation, a manufacturer of engineered transportation products supplying the railroad, light vehicle, and heavy duty truck markets, where he served in various capacities from 1968 to 1999, including President and Chief Executive Officer and later, Chairman of the Board.

      Mr. Barger was appointed to his present position with Yellow Roadway Corporation in December 2000. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. Mr. Barger currently serves on the board of Gardner Denver, Inc.

      Mr. Jean joined the Company as President and Chief Executive Officer and was elected to the Board of Directors in February 2001 and elected Chairman of the Board in May 2001. Prior to joining the Company, Mr. Jean was Corporate Vice President and a member of the Board of Directors for AMSTED Industries, a diversified, privately held manufacturer of railroad, vehicular, construction, and general industrial products. Prior to joining AMSTED Industries, through its acquisition of Varlen Corporation in August 1999, Mr. Jean had served as President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Mr. Jean currently serves on the board of AMSTED Industries.

      Ms. Davis has been the Vice President of Human Resources since 1994 for Johnson Controls, an international provider of automotive systems and building controls. From 1993 to 1994, Ms. Davis was Vice President—Organizational Development for Johnson Controls and Director of Organizational Development from 1991 to 1993. She began her career with Johnson Controls in 1984 and has served in positions of increasing responsibilities in the marketing and human resources areas.

      Mr. Flaum has been employed as Executive Vice President of Illinois Tool Works, Inc., an international manufacturer of engineered components and products for automotive, construction and general industrial markets since 1992. Prior to that, Mr. Flaum was President—Signode Corporation—Packaging Systems, U.S. from 1990 to 1992 and Vice President of Marketing since 1986. Mr. Flaum currently serves on the board of Ryerson Tull Inc.

      The Board of Directors has affirmatively determined that each of Messrs. Flaum, Scorsone, Ross, Wellek, Barger and Sebastian and Ms. Davis has no material relationship with the Company and has satisfied the independence requirements of the New York Stock Exchange. In assessing director independence, the Board of Directors considered the relationships (as a customer or supplier or otherwise) of Quanex with various companies with which such directors may be affiliated and has determined that none of these relationships could impair the independence of such directors. In making this assessment, the Board took into account the level of transactions with such companies in relationship to the Company’s and the other parties aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions. In addition, each of such directors has met the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

EXECUTIVE OFFICERS

      Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company’s directors.

Name and Age	Office and Length of Service

Raymond A. Jean, 62	Chairman of the Board, President and Chief Executive Officer since 2001
Terry M. Murphy, 56	Vice President of Finance and Chief Financial Officer since 1999
Michael R. Bayles, 53	Vice President since 2001 and President of Building Products since 2003
Kevin P. Delaney, 43	Vice President—General Counsel since 2003, Secretary since 2004
John J. Mannion, 38	Vice President—Treasurer since 2004
*Robert C. Ballou, 51	President of Vehicular Products since 2002

      * Although Mr. Ballou is not an executive officer of the Company, he performs a policymaking function for the Company in his capacity as the President of Vehicular Products. Accordingly, for the sole purpose of this Proxy Statement, he is considered to be an executive officer of the Company, as required by law.

      Mr. Jean was elected Chairman of the Board on May 22, 2001, and was named President and Chief Executive Officer of the Company on February 22, 2001. Prior to that time, Mr. Jean was Corporate Vice President of Amsted Industries, a diversified, privately held manufacturer of railroad, vehicular, building, and general industrial products, since 1999. Prior to that time, Mr. Jean was President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Prior to that time, Mr. Jean was Group Vice President and Chief Operating Officer of Varlen since 1993 and Group Vice President since 1988.

      Mr. Bayles was named President of Building Products on March 10, 2003, and Vice President, Strategic Planning & Business Development of the Company on May  24, 2001. Prior to that time, Mr. Bayles was Executive Vice President of Helm Financial, a firm engaged in the leasing of rail transportation equipment, since 2000. Prior to that time, Mr. Bayles was President and Chief Operating Officer of Standard Truck Company, a privately held company serving the railroad components market, since 1998 and President and Chief Operating Officer of M-Wave, Inc., a leading manufacturer of high performance printed circuits, since 1997. Prior to that time, Mr. Bayles held manufacturing and general manager positions at Varlen Corporation since 1988.

      Mr. Murphy was named Chief Financial Officer and Vice President of Finance of the Company on July 1, 1999. Prior to that time, Mr. Murphy was Senior Vice President, Finance and Chief Financial Officer for The Barnes Group Inc., a diversified manufacturer of metal parts and distributor of industrial supplies, from 1997 to 1999 and Vice President and Chief Financial Officer of Kysor Industrial Corporation, a manufacturer of commercial refrigeration products, from 1992 to 1997. Prior to that time, Mr. Murphy was Vice President of Finance, Treasurer and Chief Financial Officer of Northwest Telecommunications from 1986 to 1992.

      Mr. Delaney was named Vice President—General Counsel of the Company on July 23, 2003, and Secretary on February 26, 2004. Prior to that he was Chief Counsel for Trane Residential Systems, a business of American Standard Companies, a global manufacturer with market leading positions in automotive, bath and kitchen and air conditioning systems, since January 2002, Assistant General Counsel for American Standard Companies since January 2001 and Group Counsel for The Trane Company’s North American Unitary Products Group since 1997. Prior to that time, Mr. Delaney was Vice President—General Counsel with GS Roofing Products Company, Inc. from 1995 to 1997 and Senior Attorney with GTE Directories Corporation from 1991 to 1995.

      Mr. Mannion was named Vice President—Treasurer of the Company on August 30, 2004, and prior to that time was Senior Director—Treasury from 2002 to 2004, and Senior Director—Financial Planning & Analysis from 1996 to 2002, for ExpressJet Airlines, a commercial airline. Prior to that time, Mr. Mannion served as Director—Corporate Finance for Continental from 1995 to 1996, and Director—Corporate Development for Continental Airlines from 1994 to 1995. From 1992 to 1994, Mr. Mannion was Senior Financial Analyst—Financial Planning & Analysis for Northwest Airlines.

      Mr. Ballou was named President of Vehicular Products on July 29, 2002. Prior to that time, Mr. Ballou was President of the Components Group of Hendrickson International, a manufacturer of heavy-duty truck suspensions and components from 1999 to 2001. From 1995 to 1999, Mr. Ballou was Group Vice President of Newcor, Inc., a manufacturer of components and machine tools for automotive and off-highway markets.

Change in Control Arrangements

      The Company has entered into change in control agreements with all of its elected executive officers. The form of agreement provides that in the event of a “change in control” of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years, except for Mr. Mannion. Mr. Mannion’s agreement provides for a two year period. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to the effective date of the agreement and his election, or nomination for election by Quanex stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. Upon an event that is a change in control, all options to acquire Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive will immediately vest and be fully exercisable, and all restrictions on restricted Common Stock granted to the executive will be removed and the stock will be fully transferable. If during the three-year period following a change in control the executive’s employment is terminated by the Company (or its successor) other than for “cause” (as defined in the agreement), the executive will be entitled to a payment equal to 3 times the sum of (a) the executive’s base salary and (b) the executive’s annual bonus, except for Mr. Mannion, who will be entitled to a payment equal to 2 times the sum of (a) and (b). Such payments are to be payable in cash.

DIRECTOR AND OFFICER COMPENSATION

Director Compensation

      Directors (other than Mr. Jean, who is an officer of the Company) are paid a fee of $7,500, four times a year, and $1,250 for attendance at each meeting of the Board and $1,250 for each committee meeting attended. With the exception of the Executive Committee Chair, Committee Chairs receive a fee of $625 four times a year. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $3,000 per director for fiscal 2004.

      At the Annual Meeting of Stockholders held on February 22, 1996, the stockholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the “DC Plan”) that provided for (i) the addition of a Common Stock unit election as an option for certain participants and (ii) a 20% Company matching award for participants electing to make their deferrals in the form of nominal Common Stock units. Under the terms of the DC Plan, officers and directors and key management may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to an account denominated in Common Stock units. If a participant elects to make a deferral to a nominal Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant’s account. The number of shares of nominal Common Stock credited to a participant’s deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange (the “NYSE”) on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant’s account based upon the number of nominal shares of Common Stock credited to such account. No payments in respect thereof, however, are made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a nominal Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited.

      Under the terms of the DC Plan, as subsequently amended, in the event of a “change of control” of the Company, any amount credited to a participant’s account is fully vested and is payable in cash within five days after the change of control occurs. A “change in control” is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company’s then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who were members of the Board of Directors as of June 1, 1999 (the “Incumbent Board”), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to June 1, 1999, and his election, or nomination for election by Quanex’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board.

      On June 3, 2004, the Board of Directors amended the DC Plan to provide that all distributions under the DC Plan will be made in cash and to permit participants to elect to have their notional accounts under the DC Plan deemed invested in newly available investment options (including certain Fidelity and Templeton mutual fund options).

      During fiscal 2004, Ms. Davis and Messrs. Barger, Flaum, Ross, and Wellek elected to defer director fees of $41,250, $25,500, $16,500, $43,750, and $40,000 respectively, under the DC Plan in the form of nominal Common Stock units and their accounts were credited with 956, 591, 380, 1,012, and 925 nominal shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 196, 124, 82, 207, and 190 nominal shares of Common Stock.

      The Company also has in effect the Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan (the “1996 Plan”). On February 26, 2003, the stockholders approved an amendment to the 1996 Plan that made non-employee directors eligible to receive grants of stock options and restricted stock awards under the 1996 Plan. Each of the Company’s non-employee directors receives 500 shares of restricted stock, and options to purchase 2,000 shares of the Company’s common stock, under the 1996 Plan each year. During fiscal 2004, Messrs. Barger, Flaum, Sebastian, Scorsone, Ross, Wellek and Ms. Davis each received a total of

1,000 shares of restricted stock, 500 shares on December 3, 2003, related to fiscal 2003 and 500 shares on October 31, 2004 related to fiscal 2004. On October 31, 2004, Messrs. Barger, Flaum, Sebastian, Scorsone, Ross, Wellek and Ms. Davis each also received option grants of 2,000 shares at a price of $50.70 per share. In addition, as provided for all new non-employee directors after completing one year of service with the Company, Mr. Wellek received a one-time option grant of 6,000 shares at a price of $46.12 on September 1, 2004.

Summary Compensation Table

      The Summary Compensation Table sets forth certain information concerning the cash compensation and additional incentive compensation earned in the fiscal years ended October 31, 2004, 2003 and 2002 by the Chief Executive Officer and each of the Company’s four most highly compensated executives. The table shows amounts earned by such persons for all services rendered in all capacities to Quanex Corporation and its subsidiaries during the past three years.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying		All Other
				Compen-	Stock	Options/	LTIP	Compen-
		Salary	Bonus(1)	sation(2)	Award(s)(3)	SARs	Payouts(4)	sation(5)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Raymond A. Jean	2004	604,583	846,416	12,416	253,440	32,700	700,000	5,125	(6)
Chairman of the Board, President	2003	566,667	301,360	13,004	0	55,000	0	29,109
and Chief Executive Officer	2002	520,844	635,243	76,020	0	0	0	113,541
Terry M. Murphy	2004	289,167	347,000	8,199	198,000	13,500	312,000	68,245	(7)
Vice President—Finance	2003	284,455	127,256	6,284	0	25,000	0	25,720
and Chief Financial Officer	2002	266,263	278,346	6,793	0	0	0	5,720
Michael R. Bayles	2004	296,250	355,500	6,635	198,000	13,800	312,000	71,875	(8)
Vice President and	2003	281,250	128,205	6,515	0	25,000	0	11,410
Building Products Group President	2002	266,263	278,346	27,964	0	0	0	71,255
Robert C. Ballou	2004	274,167	329,000	396	99,000	12,800	0	20,925	(9)
Vehicular Products Group President	2003	264,167	99,795	363	0	19,000	0	27,904
	2002	67,708	38,521	20,915	0	15,000	0	31,906
Kevin P. Delaney	2004	188,333	226,000	1,798	55,440	7,100	0	23,565	(10)
Vice President—General Counsel	2003	49,375	55,000	13,142	0	12,000	0	28,046
and Secretary

(1)	Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts also include the dollar value of the portion of the bonuses deferred under the Company’s DC Plan. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a mix of Common Stock, cash or investment accounts. In fiscal year 2004, the dollar value of the bonus deferred under the DC Plan by Messrs. Jean, Bayles, Ballou and Delaney was $346,416, $177,750, $70,000 and $90,400, respectively. In fiscal year 2003, the dollar value of the bonus deferred under the DC Plan by Messrs. Jean, Bayles and Ballou was $120,544, $32,051 and $39,918, respectively. In fiscal year 2002, the dollar value of the bonus deferred under the DC Plan by Messrs. Jean and Bayles was $317,622 and $139,173, respectively.

(2)	Represents amounts reimbursed during all fiscal years presented for the payment of taxes. In the case of Messrs. Jean, Bayles and Ballou, fiscal 2002 also includes perquisites and other personal benefits of $57,699, $13,725 and $14,225, respectively. For Messrs. Jean and Bayles, no individual perquisite exceeded 25% of their respective other annual compensation for the year. In the case of Mr. Ballou, he received a membership perquisite of $13,865. For each of the other executives, the aggregate of the executive’s perquisites and benefits did not exceed the lesser of $50,000 or 10 percent of the total of the executive’s annual salary and bonus.

(3)	Messrs. Jean, Murphy, Bayles, Ballou and Delaney received 6,400, 5,000, 5,000, 2,500 and 1,400 restricted stock awards on December 3, 2003, respectively. The closing stock price on that date was $39.60. These awards vest 100% on the third anniversary. Dividends are paid on these restricted shares. As of October 31, 2004, all of the restricted shares issued on December 3, 2003, remained unvested. Based on the closing stock price of $50.70 at the end of fiscal 2004, the value of Messrs. Jean, Murphy, Bayles, Ballou and Delaney’s unvested restricted shares was $324,480, $253,500, $253,500, $126,750 and $70,980, respectively.

(4)	The long-term incentive program payouts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 2004 also include the dollar value of the portion of the bonuses deferred under the Company’s

DC Plan. In fiscal year 2004, the dollar value of the bonus deferred under the DC Plan by Messrs. Jean, Murphy and Bayles was $700,000, $312,000 and $156,000, respectively.

(5)	Executive officers are eligible to participate in the DC Plan and they may defer under the DC Plan all or a portion of their bonuses awarded under the Quanex Corporation Executive Incentive Compensation Plan and their compensation under the Quanex Corporation Long-Term Incentive Plan. The DC Plan provides that if a participant in the DC Plan is entitled to a cash payment of all or a portion of his bonus under the Quanex Corporation Executive Incentive Compensation Plan or his compensation under the Quanex Corporation Long-Term Incentive Plan, and the Company determines that section 162(m) of the Internal Revenue Code of 1986, as amended, may not allow the Company to take a deduction for all or a portion of such compensation, the payment of the amount of the compensation that is not deductible by the Company shall be delayed and deferred under the provisions of the DC Plan unless the DC Plan Committee waives such mandatory deferral. All Other Compensation includes the 20% match for those individuals that defer either bonus or LTIP payments under the Company’s DC Plan. All Other Compensation also includes the Company’s match under the 401(k) plan, the Company’s match under the Employee Stock Purchase Program, reimbursement for relocation expenses, miscellaneous travel and membership initiation fees.

(6)	All other compensation for Mr. Jean for 2004 is comprised of a matching contribution to his account under the Company’s 401(k) plan of $5,125. All other compensation for Mr. Jean for 2003 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; and (b) a credit to his account related to the 20% match under the Company’s DC Plan of $24,109. All other compensation for Mr. Jean for 2002 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; (b) a credit to his account related to the 20% match under the Company’s DC Plan of $63,541; and (c) $45,000 for a club membership initiation fee.

(7)	All other compensation for Mr. Murphy for 2004 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,125; (b) a credit to his account related to the 20% match under the Company’s DC Plan of $62,400; and (c) matching under the Company’s Employee Stock Purchase Program of $720. All other compensation for Mr. Murphy for 2003 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; (b) $20,000 for a club membership initiation fee; and (c) matching under the Company’s Employee Stock Purchase Program of $720. All other compensation for Mr. Murphy for 2002 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; and (b) matching under the Company’s Employee Stock Purchase Program of $720.

(8)	All other compensation for Mr. Bayles for 2004 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,125; and (b) a credit to his account related to the 20% match under the Company’s DC Plan of $66,750. All other compensation for Mr. Bayles for 2003 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; and (b) a credit to his account related to the 20% match under the Company’s DC Plan of $6,410. All other compensation for Mr. Bayles for 2002 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; (b) a credit to his account related to the 20% match under the Company’s DC Plan of $27,860; (c) matching under the Company’s Employee Stock Purchase Program of $2,325; and (d) $36,070 for personal lodging and reimbursement.

(9)	All other compensation for Mr. Ballou for 2004 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,125; (b) a credit to his account related to the 20% match under the Company’s DC Plan of $14,000; and (c) matching under the Company’s Employee Stock Purchase Program of $1,800. All other compensation for Mr. Ballou for 2003 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,000; (b) a credit to his account related to the 20% match under the Company’s DC plan of $7,984; (c) matching under the Company’s Employee Stock Purchase Program of $1,440; and (d) $13,480 in reimbursement for relocation expenses. All other compensation for Mr. Ballou for 2002 is comprised of: (a) matching under the Company’s Employee Stock Purchase Program of $480; and (b) $31,426 in reimbursement for relocation expenses.

(10)	Mr. Delaney joined the Company in July 2003 as Vice President—General Counsel and became Secretary of the Company in February 2004. All other compensation for Mr. Delaney for 2004 is comprised of: (a) a matching contribution to his account under the Company’s 401(k) plan of $5,125; (b) a credit to his account related to the 20% match under the Company’s DC plan of $18,080; and (c) matching under the Company’s Employee Stock Purchase Program of $360. All other compensation for Mr. Delaney for 2003 is comprised of: (a) matching under the Company’s Employee Stock Purchase Program of $135; and (b) $27,911 in reimbursement for relocation expenses.

Option Grants in Last Fiscal Year

      The following table sets forth certain information regarding options granted to the named executives during the Company’s last fiscal year.

Individual Grants						Potential Realizable
						Value at Assumed
	Number of		% of Total			Annual Rates of Stock
	Securities		Options			Price Appreciation for
	Underlying		Granted to	Exercise or		Option Term(3)
	Options		Employees in	Base Price	Expiration
Name	Granted (#)		Fiscal Year(1)	($/Share)(2)	Date	5% ($)	10% ($)

Raymond A. Jean	32,700	(4)	14.9%	$39.60	12/03/13	814,368	2,063,769
Terry M. Murphy	13,500	(4)	6.1%	$39.60	12/03/13	336,207	852,015
Michael R. Bayles	13,800	(4)	6.3%	$39.60	12/03/13	343,678	870,948
Robert C. Ballou	12,800	(4)	5.8%	$39.60	12/03/13	318,774	807,836
Kevin P. Delaney	7,100	(4)	3.2%	$39.60	12/03/13	176,820	448,097

(1)	Total options granted in fiscal year 2004 to eligible employees of Quanex Corporation and its subsidiaries covered a total of 219,600 shares.

(2)	Closing price of Quanex Corporation stock on the date of grant as reported on the New York Stock Exchange.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of future prices of Quanex Corporation’s Common Stock. The actual value realized may be greater or less than the potential realizable value set forth in the table.

(4)	These options were granted on December 3, 2003 under the 1996 Plan and vest in one-third increments each year.

Aggregated Option Exercises in Last Fiscal Year

      The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal year 2004 by the Company’s executives named in the Summary Compensation Table. The table also shows the number of shares covered by exercisable and un-exercisable options held by such executives on October 31, 2004, and the aggregate gains that would have been realized had these options been exercised on October 31, 2004, even though these options were not exercised and the un-exercisable options could not have been exercised on October 31, 2004.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options
	Aquired		Options at Fiscal Year End		at Fiscal Year End
	on	Value	(#)		($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond A. Jean	33,000	869,530	140,333	69,367	$3,812,327	$1,017,428
Terry M. Murphy	12,668	269,537	62,333	30,167	$1,676,390	$447,948
Michael R. Bayles	31,666	710,898	26,667	30,467	$596,677	$451,143
Robert C. Ballou	16,333	196,263	0	30,467	$0	$438,743
Kevin P. Delaney	4,000	63,204	0	15,100	$0	$236,015

Long-Term Incentive Plan—Awards in Fiscal Year 2004

      The following table sets forth information concerning the awards to the named executive officers made in fiscal year 2004 for the three-year performance period of 2004 through 2006 under the Company’s Long-Term Incentive Plan (the “LTIP”). Under the LTIP, the executives were granted Performance Unit awards, which give them the opportunity to earn specified cash amounts. Payouts of Performance Units are valued at the time of the payout based on the level of achievement against pre-established performance criteria. The two performance criteria for the Performance Units are earnings per share growth (50%) and relative total shareholder return (50%).

			Estimated Future Payouts
			Under Non-Stock
	Number		Price Based Plan(1)(2)
	of
Name	Units	Performance Period	Threshold	Target	Maximum

Raymond A. Jean	2,600	11/1/04 - 10/31/06	$97,500	$260,000	$520,000
Terry M. Murphy	1,100	11/1/04 - 10/31/06	$41,250	$110,000	$220,000
Michael R. Bayles	1,100	11/1/04 - 10/31/06	$41,250	$110,000	$220,000
Robert C. Ballou	1,000	11/1/04 - 10/31/06	$37,500	$100,000	$200,000
Kevin P. Delaney	550	11/1/04 - 10/31/06	$20,625	$55,000	$110,000

(1)	Actual payouts are a function of EPS growth (50%) and relative shareholder return (50%) compared to a peer group of companies.

a.	EPS Growth (50%)—The EPS growth portion is not awarded until EPS growth equals 8%. EPS growth of 10% results in a target level payout and EPS growth above 12% results in the maximum payout for this portion of the LTIP Performance Unit.

b.	Relative Total Shareholder Return (50%)—If the Company’s performance is below the 40th percentile of the range relative to the performance peer group, then no amount will be earned for this portion of the Performance Units. Threshold awards will be earned for this portion of the Performance Units if the Company achieves 40th percentile performance. If the Company’s performance is at the 60th percentile of the peer group the Target award will be earned for this portion of the Performance Units. The Maximum award for this portion of the Performance Units will be earned if the Company’s performance is at or above the 75th percentile of the peer group companies.

(2)	In accordance with the terms of the DC Plan, LTIP participants may elect to defer under the DC Plan all or a portion of their compensation under the Quanex Corporation Long-Term Incentive Plan.

Annual Retirement Benefit Examples at Age 65

      The Company provides pension benefits to certain executive officers under the Quanex Corporation Employees’ Pension Plan (“Qualified Plan”) and the Quanex Corporation Supplemental Benefit Plan (“SERP”). SERP benefits are based on the final 36-month average of salary and bonus compensation as shown in the Summary Compensation Table. Prior to reductions for Qualified Plan benefits and Social Security benefits, SERP benefits at age 65 equal 2.75% of average compensation times years of service up to 20 years.

      The Pension Plan Table shows the total annual pension benefits payable as a single life annuity at age 65 from the Qualified Plan and SERP, prior to reductions required by the SERP for Social Security benefits.

      As of October 31, 2004, the individuals named in the Summary Compensation Table had the following years of service under the Company’s pension plans: Mr. Jean—3; Mr. Murphy—5; Mr. Bayles—3, and Mr. Delaney—1; the other listed individuals do not participate in the SERP.

Pension Plan Table

	Years of Service

Remuneration	5	10	15	20+

$125,000	$17,188	$34,375	$51,563	$68,750
$150,000	$20,625	$41,250	$61,875	$82,500
$175,000	$24,063	$48,125	$72,188	$96,250
$200,000	$27,500	$55,000	$82,500	$110,000
$225,000	$30,938	$61,875	$92,813	$123,750
$250,000	$34,375	$68,750	$103,125	$137,500
$300,000	$41,250	$82,500	$123,750	$165,000
$350,000	$48,125	$96,250	$144,375	$192,500
$400,000	$55,000	$110,000	$165,000	$220,000
$450,000	$61,875	$123,750	$185,625	$247,500
$500,000	$68,750	$137,500	$206,250	$275,000
$550,000	$75,625	$151,250	$226,875	$302,500
$600,000	$82,500	$165,000	$247,500	$330,000
$650,000	$89,375	$178,750	$268,125	$357,500
$700,000	$96,250	$192,500	$288,750	$385,000
$750,000	$103,125	$206,250	$309,375	$412,500
$800,000	$110,000	$220,000	$330,000	$440,000
$850,000	$116,875	$233,750	$350,625	$467,500
$900,000	$123,750	$247,500	$371,250	$495,000

COMMON STOCK OWNERSHIP

      The following table sets forth as of December 30, 2004, the number and percentage of beneficial ownership of shares of Common Stock, the shares of Common Stock credited under the Deferred Compensation Plan and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 7 of this Proxy Statement, and all officers and directors as a group. Each of the directors and executive officers has sole voting and investment with respect to the securities listed by their name below.

		Common Stock	Common Stock
	Common Stock	Credited Under	Underlying
	Owned of Record	DC Plan	Exercisable Options(1)	Total	Percent

Raymond A. Jean	80,700	15,499	169,566	265,765	1.59%
Terry M. Murphy	10,529	18,541	68,166	97,236	*
Michael R. Bayles	17,705	12,952	23,933	54,590	*
Robert C. Ballou	6,019	2,627	10,599	19,245	*
Kevin P. Delaney	5,355	1,836	2,366	9,557	*
Donald G. Barger	4,486	5,189	21,000	30,675	*
Susan F. Davis	10,904	6,457	12,000	29,361	*
Russell M. Flaum	3,350	2,493	19,000	24,843	*
Joseph J. Ross	2,500	4,157	13,000	19,657	*
Vincent R. Scorsone	10,500	4,575	13,000	28,075	*
Michael J. Sebastian	34,700	0	15,000	49,700	*
Richard L. Wellek	1,000	1,353	10,500	12,853	*
All Officers and Directors as a group(2)	188,708	77,354	381,463	647,525	3.87%

*	Less than 1.0%

(1)	Includes options exercisable within 60 days.

(2)	Includes 5,968 shares beneficially owned by Ricardo Arredondo, the Company’s former Vice President — Controller, who left the Company on January 7, 2005.

Compliance with Section 16a

      Under SEC rules, the Company’s directors, executive officers, and beneficial owners of more that 10% of the Company’s equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal year 2004, such SEC filing requirements were satisfied, except as set forth below.

      Ms. Davis and Messrs. Barger, Flaum, Ross, Scorsone, Sebastian and Wellek received 500 shares of restricted stock that were granted to them on December 3, 2003, and not reported until December 16, 2003. Restricted stock awards were granted on December 3, 2003 to Mr. Ballou of 2,500 shares, Mr. Bayles of 5,000 shares, Mr. Delaney of 1,400, Mr. Jean of 6,400 shares and Mr. Murphy of 5,000 that were not reported until December 16, 2003. Stock option awards were granted on December 3, 2003 to Mr. Arredondo of 7,500 shares, Mr. Ballou of 12,800 shares, Mr. Bayles of 13,800 shares, Mr. Delaney of 7,100, Mr. Jean of 32,700 shares and Mr. Murphy of 13,500 shares that were not reported until December 16, 2003. Mr. Wellek received a one time option grant of 6,000 shares for new non-employee directors after one year of service on September 1, 2004, that was not reported until September 17, 2004. Common Stock units were granted under the DC Plan with respect to cash dividends paid by the Company to its shareholders on September 30, 2004, to Ms. Davis of 22.9163 shares, Mr. Barger of 18.422 shares, Mr. Flaum of 8.796 shares, Mr. Ross of 14.4501 shares, Mr. Scorsone of 16.8399 shares and Mr. Wellek of 4.1312 shares that were not reported until November 2, 2004. Common Stock units were granted under the DC Plan with respect to cash dividends paid by the Company to its shareholders on September 30, 2004, to Mr. Ballou of 4.4202 shares, Mr. Bayles of

22.6977 shares, Mr. Jean of 57.0445 shares and Mr. Murphy of 44.899 shares that were not reported until November 2, 2004. Through the Quanex Corporation 401K plan, 1,061.571 shares were acquired by Mr. Delaney on July 8, 2004, and were not reported until November 30, 2004.

CORPORATE GOVERNANCE

      Quanex Corporation’s business is managed under the direction of the Board of Directors. The following corporate governance guidelines have been adopted by the Board of Directors as the framework within which directors and management can effectively pursue Quanex’s objectives of adding to shareholder value. These guidelines reflect the practices and principles by which the Company operates. The Board periodically reviews and may update these guidelines and other corporate governance matters.

Corporate Governance Guidelines

The Board

      1.     The business of the Quanex Corporation (the “Company”) shall be managed by a Board of Directors (the “Board”) who shall exercise all the powers of the Company not reserved to the shareholders by statute, the Certification of Incorporation or the by-laws of the Company.

      2.     The size of the Board, the classification of directors, the term of office, and the process for filling vacancies shall be in accordance with the Company’s Certificate of Incorporation and by-laws.

Board Committees

      3.     The Board shall at all times maintain an Audit Committee, a Nominating & Corporate Governance Committee, and a Compensation & Management Development Committee, which shall operate in accordance with applicable laws, their respective Charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

      4.     The membership of the Audit Committee, the Compensation & Management Development Committee, and the Nominating & Corporate Governance Committee shall meet the independence requirements of applicable laws, the New York Stock Exchange, and if deemed appropriate from time to time, meet the definition of “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934, and “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986.

      5.     The Board may establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s by-laws as the Board sees fit.

Board Procedure

      6.     The Board shall schedule a minimum of two executive sessions per year where non-management directors meet without management participation.

      7.     The Chairman of the Nominating & Corporate Governance Committee shall preside at each executive session.

      8.     The Board, in executive session, shall conduct an annual review of the performance of the Chief Executive Officer, taking into account the views and recommendations of the Chairman of the Compensation & Management Development Committee as set forth in the Committee’s Charter.

      9.     The Board shall review policies and procedures, developed by the Company and reviewed and approved by the Compensation & Management Development Committee regarding succession to the position of Chief Executive Officer and positions of other corporate officers and key executives in the event of emergency or retirement.

      10. The Board shall conduct an annual Self-Assessment to determine whether it and its committees are functioning effectively. The full Board shall discuss the evaluation to determine what, if any, action could improve Board and Board committee performance.

      11. The Board shall, with the assistance of the Nominating & Corporate Governance Committee, as appropriate, review these Corporate Governance Guidelines on an annual basis to determine whether any changes are appropriate.

Board Resources

      12. The Company shall provide each director with complete access to the management of the Company, subject to reasonable notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

      13. The Board and Board committees, to the extent set forth in the applicable committee Charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

      14. The Board or the Company shall establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly-appointed directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

      15. The Board or the Company shall encourage directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

Director Qualifications

      16. A majority of the members of the Board must qualify as independent directors in accordance with the applicable rules of the New York Stock Exchange.

      17. A director shall not stand for re-election after reaching 70 years of age.

      18. The Nominating & Corporate Governance Committee shall be responsible for establishing additional qualifications for directors, taking into account the composition and skills of the entire Board.

Director Responsibilities

      19. Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

      20. Directors are expected to attend all Board meetings and meetings of committees to which they are assigned, and at a minimum, 75 percent of such meetings each year

      21. Directors are expected to prepare for all meetings of the Board or committees to which they are assigned by reviewing the materials that are sent to all directors in advance of meetings.

Director Compensation

      22. The Nominating & Corporate Governance Committee shall establish and review with the Board the form and amount of director compensation, including cash, equity-based awards and other director compensation.

Amendment and Waiver

      23. The Quanex Corporate Governance Guidelines may be amended, modified, or waived by the Board and waivers of these Guidelines may also be granted by the Nominating & Corporate Governance Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

Stockholder Communications with the Company’s Board of Directors

      Any stockholder wishing to send written communications to the Company’s Board of Directors or specified individual directors may do so by sending them in care of the Raymond A. Jean, the Chairman of the Board of Directors, at the Company’s principal executive offices.

      As noted in the Corporate Governance Guidelines, the Chairman of the Nominating and Corporate Governance Committee shall preside at each executive session of non-management directors. Any stockholder wishing to send communications to such presiding director, or non-management directors as a group, may do so by sending them in the care of Chairman, Nominating and Corporate Governance Committee, Quanex Corporation Board of Directors, at the Company’s principal executive offices.

COMMITTEES OF THE BOARD OF DIRECTORS

      Pursuant to the Company’s Bylaws, the Board of Directors has established several committees, currently consisting of an Audit Committee, a Compensation and Management Development Committee, an Executive Committee and a Nominating and Corporate Governance Committee. During fiscal 2004, the Board of Directors met eight times, the Audit Committee met four times, and the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee each met twice. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members. The Company’s Board of Directors holds a meeting immediately following each year’s annual meeting of stockholders. Therefore, members of the Company’s Board of Directors generally attend the Company’s annual meetings of stockholders. All of the current members of the Board attended the 2004 annual meeting of stockholders, except for Mr. Flaum.

Audit Committee

      The current members of the Audit Committee are Messrs. Flaum, Ross, Wellek and Barger (Chairman), each of whom satisfies the independence requirements of the New York Stock Exchange, and meets the definitions of “non-employee director” under Rule 16b-3 of the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986. In addition, Messrs. Barger, Ross and Wellek have been designated “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K. The Audit Committee’s responsibilities to the Board are detailed in the written Audit Committee Charter adopted by the Company’s Board of Directors and posted on the Company’s website at www.quanex.com and is attached hereto as Exhibit A and incorporated in this Proxy Statement by reference.

Report to Shareholders

      We have reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2004, with management and with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company. In addition, we discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

      We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company’s most recent financial statements. We have also reviewed and approved limited non-audit services rendered by Deloitte & Touche LLP and approved all fees paid for audit and non-audit services.

      Based on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. The Committee also evaluated and selected Deloitte & Touche, LLP as independent auditors for fiscal year 2005.

      The information in the foregoing three paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall they be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

Dated December 1, 2004

Audit Committee

Donald G. Barger, Jr., Chairman

Russell M. Flaum
Joseph J. Ross
Richard L. Wellek

Audit and Related Fees

      The following table reflects fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended October 31, 2004, and October 31, 2003, and fees billed for other services rendered by Deloitte & Touche LLP during these periods.

	FY 2004	FY 2003

Audit Fees(1)	$606,000	$465,000
Audit Related Fees(2)	254,000	72,000
Tax Fees(3)	137,000	34,000
All Other Fees(4)	41,000	—

Total	$1,038,000	$571,000

(1)	Audit Fees consist of professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements and review of financial statements included in Forms 10-Q and Form 10-K.

(2)	Included in Audit Related Fees are amounts associated with employee benefit plan audits. For fiscal 2004, Audit Related Fees also include reviews of registration statements associated with the Company’s 2.50% Convertible Senior Debentures and issuance of related consents.

(3)	Tax Fees include professional services rendered by Deloitte & Touche LLP for tax return reviews and miscellaneous consulting. For fiscal 2004, Tax Fees also include support of our IRS audit defense.

(4)	All Other Fees include all other services provided by Deloitte & Touche, LLP, other than those reported above, including due diligence reviews and other miscellaneous consulting.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

      Pursuant to its charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement between the Company and its independent auditors. Deloitte & Touche’s engagement to conduct the audit of Quanex Corporation for fiscal 2004 was approved by the Audit Committee on December 3, 2003. Additionally, each permissible audit and non-audit engagement or relationship, between the Company and Deloitte & Touche LLP entered into during fiscal 2003 and fiscal 2004, has been reviewed and approved by the Audit Committee, as provided in its charter.

      We have been advised by Deloitte & Touche LLP that substantially all of the work done in conjunction with its 2004 audit of the Company’s financial statements for the most recently completed fiscal year was performed by full-time employees and partners of Deloitte & Touche, LLP. The Audit Committee has determined that the provisions of services rendered for all other fees, as described above, is compatible with maintaining independence of Deloitte & Touche, LLP.

Compensation and Management Development Committee

      The members of the Compensation and Management Development Committee are Ms. Davis and Messrs. Flaum and Scorsone, who is Chairman. The Compensation and Management Development Commit-

tee’s responsibilities to the Board are detailed in the Compensation and Management Development Committee Charter which is available on the Company’s website at www.quanex.com and incorporated in this Proxy Statement by reference.

      During the fiscal year ended October 31, 2004, each of Ms. Davis and Messrs. Flaum and Scorsone satisfied the independence requirements of the New York Stock Exchange and met the definitions of “non-employee director” under Rule 16b-3 under the Securities and Exchange Act of 1934 and “outside director” under Section 162(m) of the Internal Revenue Code of 1986.

Report to Shareholders on Executive Compensation

      The Compensation and Management Development Committee (the “Committee”) of your Board of Directors is pleased to present its annual report, which is intended to inform shareholders of the Company’s executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 2004.

      The Committee’s responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual, long term and stock incentive plans. In addition to these duties, the Committee also reviews the Company’s plans and processes for senior management selection, development and succession. The Committee’s charter as approved by the Board of Directors is posted on the Company’s website. During the 2004 fiscal year, the Committee met twice.

Compensation Philosophy

      The objective of the executive compensation program is to assist in the attraction and retention of qualified senior managers, and to create financial incentive for corporate officers and key executives to achieve performance objectives by offering them the opportunity to earn above average compensation when the Company achieves above average results. To reach this objective the Company emphasizes variable incentive pay. The Company’s management and Compensation Committee believe this is the most effective approach for fostering a results-oriented culture. The executive compensation program consists primarily of base salary, annual cash incentive compensation, executive benefits and long-term incentives composed of long-term stock option grants, restricted stock grants and performance unit awards.

      On an annual basis the Committee, in conjunction with executive management and with the assistance of an outside compensation advisor, assesses the effectiveness of the overall program. This assessment compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The Committee reviews an independently prepared analysis of Company performance relative to its peers for meaningful performance measures such as profitability, growth, and capital utilization. The Company uses two primary sources for market compensation comparisons. The first is compensation surveys published by national compensation consulting firms. These surveys are comprised of a broad group of manufacturing and general industry companies, adjusted for size and job responsibility. The second is a group of peer companies included in the Relative Market Performance graph presented elsewhere in this Proxy. Together these sources provide a meaningful representation of the market in which the Company competes for executive talent. During FY 2004, the Committee reviewed the appropriateness of the Company’s peer group given the growth and performance of Quanex. With the assistance of its outside compensation advisor, the Committee adopted a new peer group from which to compare both compensation of its executives and performance of the Company. Both the old and new peer group are shown in this Proxy, along with Relative Market Performance Graphs from both groups. Based on the findings from that analysis, the Committee adopted changes to the annual and long-term incentive target values for executive participants.

      Variable incentives, both annual and longer-term, are important components of the compensation program and are used to link pay with performance results. Longer-term incentives are designed to create a strong linkage to increasing total shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and group/division profitability using return on investment, and return on net assets employed, respectively. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific division responsibilities are measured on the results of their specific business unit(s). Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

      Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company’s five highest paid executives. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans qualifies for exclusion from the $1 million limitation. Compensation relating to the Company’s restricted stock and incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee under the Company’s plans in establishing the performance goals for such awards. While the Committee will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other future compensation decisions made in the future, the Committee believes that the exercise of its discretion in the evaluation of the performance of the Company’s management is an important part of its responsibilities, and results in increased benefit to the Company’s shareholders.

      The following is a discussion of each of the principal components of the total executive compensation program.

Base Salary

      The base salary program targets the median of the competitive market. Salaries for each executive are reviewed on an annual basis. Salary adjustments are based on the individual’s experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company’s financial position. Taking these factors into account, an executive’s base salary may be above or below the median (50th percentile of the market) at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the market median.

Annual Incentive Compensation

      The Committee administers the Executive Incentive Compensation Program (“EICP”) for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

      The EICP relies on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measure is return on investment. For group, division and business unit executives, the key performance measure is the business unit ratio of operating income to net assets employed. The participants in the EICP are assigned a target award opportunity, expressed as a percentage of base salary, based on competitive practices. Depending on actual performance, the participant can earn from 0% to 200% of their target award opportunity.

Long-Term Incentive Compensation

      The goal of the Company’s long-term incentive program is to directly link a significant portion of the executive’s compensation to the enhancement of shareholder value. Long-term incentives also encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company has a policy to encourage corporate officers and key executives to own and maintain significant stock holdings.

      The Company utilizes various long-term incentive vehicles to convey long-term compensation. The long-term incentive vehicles include stock options, performance units and restricted stock awards. The mix of incentives varies year to year. Performance unit plan participants include the Chairman and Chief Executive Officer; Vice President—Finance and Chief Financial Officer; Vice President—General Counsel and Secretary; Vice President and Building Products Group President; and Vehicular Products Group President.

      Stock option grants are determined and awarded by the Committee annually in December. Stock options are awarded to executive officers of the Company as well as other key employees in the organization. The number of stock options awarded to executive officers was determined by taking approximately 50% of the participant’s total long-term incentive target award value, and dividing it by the Black Scholes value of an option to purchase Company stock. The Committee believes that stock options granted at fair market value have a strong motivational link to stock price performance over time. Options are granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. For fiscal year 2004, the Committee granted options to purchase shares of common stock to participants on December 1, 2004, consistent with this philosophy.

      Performance Unit award targets are set annually in December by the Committee and awarded at the beginning of each three-year performance period. Performance Units awarded in December 2004 were determined by taking approximately 25% of the participant’s total long-term incentive value and dividing by the target value of the unit. Payout (if any) is in cash after the three-year performance period ends. Payouts of Performance Units are valued at the time of payout based on the level of achievement against pre-established performance criteria.

      The Committee has set two performance criteria for the Performance Units. Earnings per share growth (50% of the total performance unit award) is expressed as the cumulative EPS value over the performance period. Target values are set annually by the Committee. The Committee believes this award has a strong link to stock price performance and focuses management on bottom line results over a longer term period. Relative total shareholder return (50% of the total performance unit award) is expressed as the change in stock price appreciation plus dividends reinvested, compared to a peer group of companies. This peer group is generally the same as the one used to compare total shareholder return as described in the Relative Market Performance Graph. The Committee believes this award has a strong link to stock price performance, helps to smooth out the volatility of the stock market, and measures Company performance within the context of its competitive environment. To the degree performance goals are exceeded, the cash payout will exceed the target values, up to a maximum of 200% of target value. To the extent performance goals are not met, the cash payouts will be below target values. If performance is below a threshold level, there would be no payout for that performance cycle.

      The Company also grants restricted stock awards to participants. The number of restricted stock awards was determined by taking approximately 25% of the participants’ long-term incentive value, and dividing by the stock price at the time of the award. The restricted stock awards vest three years after the award is granted if the participant remains with the Company.

      The Company annually grants stock options to other key business leaders based on their performance and contribution during the year. Options are granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. For fiscal year 2004, consistent with this policy, the Committee granted options to purchase shares of common stock to other key business leaders on December 1, 2004.

Executive Benefits

      The Company believes that it is critical in attaining and retaining top executive talent to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations, and to provide a mechanism for recruiting and retaining executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

Compensation of the Chief Executive Officer

      The Chief Executive Officer, Mr. Raymond A. Jean, participates in the executive compensation program described in this report.

      Mr. Jean accepted the position of Chief Executive Officer effective February 22, 2001. At the close of fiscal year 2004, Mr. Jean’s annual base salary was $625,000, which represented a 5.9% increase over his 2003 salary. The Committee believes Mr. Jean’s salary is in line with the Company’s competitive compensation strategy.

      For fiscal year 2004, based on the Company delivering outstanding performance, Mr. Jean received an annual incentive award of $846,416 based on the objective performance measures set out in the Executive Incentive Compensation Plan (the “EICP”). This represented the achievement of 200% of the target bonus (70% of base salary). In addition, Mr. Jean received a long term incentive award of $700,000 based on the objective performance measures set out in the Long-Term Incentive Program (the “LTIP”) established in 2001. This maximum payout was based on the company achieving a relative total shareholder return in the 87th percentile of its PEER Group and average annual earnings per share growth of 22%. In accordance with the terms of the Company’s Deferred Compensation Plan and provisions of Section 162(m) of the Internal Revenue Code, the Committee deferred 68% of Mr. Jean’s EICP annual incentive and LTIP awards.

      On December 1, 2004, as an element of the LTIP, Mr. Jean was granted options to purchase 41,000 shares of Quanex Corporation common stock with an exercise price of $59.20 (fair market value on the date of the grant). He also received 4,300 Performance Units, and 8,700 restricted stock awards.

Dated December 1, 2004

Compensation and Management Development Committee

Vincent R. Scorsone, Chairman

Susan F. Davis
Russell M. Flaum

Nominating and Corporate Governance Committee

      The current members of the Nominating and Corporate Governance Committee are Ms. Davis and Messrs. Ross and Sebastian (Chairman), each of whom satisfies the independence requirements of the New York Stock Exchange. The Nominating and Corporate Governance Committee’s responsibilities to the Board are detailed in the Nominating and Corporate Governance Committee Charter available on the Company’s website at www.quanex.com and incorporated herein by reference. The Nominating and Corporate Governance Committee develops and maintains qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of the Company and its officers and directors, as well as third parties when it deems necessary, to identify and evaluate nominees for director, including nominees recommended by stockholders.

      The Company’s Corporate Governance Guidelines set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and Securities and Exchange Commission. In addition, the Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will be responsible for establishing additional qualifications for directors, taking into account the composition and skills of our entire Board. Other than these requirements, the Board and the Nominating and Corporate Governance Committee have not defined any specific minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict with the interests of the Company and be willing and able to commit the necessary time for Board and committee service.

      The Nominating and Corporate Governance Committee will consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of such committee at the Company’s principal executive office and received by the Chairman of such committee before November 1st of each year with respect to the annual stockholders’ meeting that is held thereafter. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by the committee or by a security holder.

Nomination of Directors

      The Company’s Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company’s Bylaws also provide that a stockholder must give written notice of such stockholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a stockholder’s intent to nominate a person for director at the 2006 Annual Meeting must be given on or before November 26, 2005.

Dated December 1, 2004

Nominating and Corporate Governance Committee

Michael J. Sebastian, Chairman

Susan F. Davis
Joseph J. Ross

Executive Committee

      The current members of the Executive Committee are Messrs. Scorsone, Sebastian and Jean, who is Chairman. When necessary, this committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

FURTHER INFORMATION

Principal Stockholders

      The following table sets forth as of November 30, 2004, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock. Such information is based upon information provided to the Company by such persons or their required SEC filings.

	Amount and Nature
	of Beneficial		Percent
Name and Address	Ownership		(%)

Lord Abbett & Co. LLC, 90 Hudson Street, Jersey City, NJ 07302	2,376,672	(1)	14.5

Barclays Global Investors, 45 Fremont Street, San Francisco, CA 94105	1,739,447	(2)	10.6

Dimensional Fund Advisors, 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,055,533	(3)	6.4

(1)	Lord Abbett & Co., LLC, has sole investment discretion with respect to all shares and shared voting authority on 2,276,894 shares.

(2)	Barclays Global Investors, a subsidiary of Barclays PLC, a United Kingdom financial services company, possesses shared investment discretion with respect to all shares, sole voting authority with respect to 1,636,529 shares and no voting authority with respect to 102,918 shares.

(3)	Dimensional Fund Advisors, Possesses sole investment discretion and sole voting authority with respect to all shares.

Relative Market Performance Presentation

      The following graphs compares the Company’s cumulative total stockholder return for the last five years with the cumulative total return for the Standard & Poor’s 500 composite Stock Index (the “S & P 500”), the Russell 2000 Index (the “Russell 2000”), and the Company’s industry peer group. The Company compiled a new peer group for fiscal year 2004 that more closely matches median revenue size, market capitalization, and markets served. On a financial measures basis, the new peer group better reflects the strong performance of Quanex. The Company’s “Old Peer Group” was comprised of: Amcast Industrial Corp., Barnes Group, Inc., Carpenter Technology Corp., Aleris International Inc. (formerly Commonwealth Industries, Inc.), Gibraltar Steel Corp., Hayes Lemmerz Int’l., Inc., Intermet Corp., IPSCO, Inc., Modine Manufacturing Co., Masonite International Corp. (formerly Premdor, Inc.), Superior Industries Int’l., Texas Industries, Inc., Timken Co., Wolverine Tube, Inc. and Worthington Industries. The “New Peer Group” is comprised of: American Axle & Mfg. Holdings, Barnes Group, Inc., Building Materials Holding Co., Carpenter Technology Corp., Aleris International Inc. (formerly Commonwealth Industries, Inc.), Dura Automotive Systems, Gibraltar Steel Corp., Masonite International Corp., Metals USA Inc., Modine Manufacturing Co., Royal Group Tech. Ltd, Steel Dynamics Inc., Superior Industries Intl., Timken Co., and Worthington Industries. The graph below compares the Company to both the old and new peer groups as well as the Russell 2000 Index and the Standard & Poor’s index.

Comparative Five-Year Total Returns*

Quanex Corp., Russell 2000, S&P 500, Old Peer Group
and New Peer Group
(Performance results through 10/31/2004)

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in NX common stock, Russell 2000, S&P 500, old Peer Group, and new Peer Group.

*	Cumulative total return assumes reinvestment of dividends.

*	Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

Other Matters and Stockholder Proposals

      The Audit Committee has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2005. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

      At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

      Any proposals of stockholders to be presented at the Annual Meeting to be held in 2006, that are eligible for inclusion in the Company’s Proxy Statement for the meeting under applicable rules of the Securities and Exchange Commission, must be received by the Company no later than September 21, 2005.

      The Company’s Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2006 meeting would be December 26, 2005) nor more than 180 days (which for the 2006 meeting would be August 28, 2005) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2006 meeting would be April 10, 2006) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder’s notice to the Secretary must set forth with respect to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder’s ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

      Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (including the financial statements and the financial statement schedules), as filed with the Securities and Exchange Commission, are available at no charge to stockholders of record upon written request to:

Quanex Corporation

Attention: Investor Relations
1900 West Loop South, Suite 1500
Houston, TX 77027

      Copies of exhibits filed as part of the Annual Report on Form 10-K may be obtained by stockholders of record at a charge of $.15 per page, minimum $5.00 each request, upon written request as set forth above.

Houston, Texas

January 19, 2005

EXHIBIT A

Quanex Corporation Board of Directors

Audit Committee Charter

PURPOSE

      1.     The Board of Directors (the “Board”) of Quanex Corporation (the “Company”) shall establish an Audit Committee (the “Committee”).

      2.     The primary purpose of the Committee is to assist the Board in fulfilling its responsibility to: (a) monitor the integrity of the Company’s financial reporting process, including review of the financial reports and other financial information provided by the Company to the public and governmental and regulatory bodies; (b) review the Company’s system of internal financial and disclosure controls, and review the performance of the Company’s internal audit function; (c) review the annual independent audit of the Company’s financial statement, and monitor the public accountant’s qualifications and independence; and (d) review compliance with applicable laws and regulations which may represent material financial exposure to the Company.

      3.     In discharging its role, the Committee is empowered to investigate any matters brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel.

      4.     The Committee shall review and reassess the adequacy of this Charter on an annual basis, and shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

MEMBERSHIP

      5.     The membership of the Committee shall meet the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder. Director fees, including committee fees, are the only compensation that an Audit Committee member may receive from the Company.

      6.     Members of the Committee shall be elected annually by a vote of a majority of the Board based on the recommendation of the Chairman & Chief Executive Officer and reviewed by the Nominating & Corporate Governance Committee, and shall serve until their successors are appointed and qualify.

COMMITTEE AUTHORITY & RESPONSIBILITIES

      7.     The Audit Committee shall have the sole authority to appoint or replace the public accountants, and shall approve all audit engagement fees and terms and all non-audit engagements with the public accountants. The Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Committee. In its capacity as a committee of the Board, the Committee shall be directly responsible for the oversight of the work of the public accounting firm for the purpose of preparing or issuing an audit report or related work, and the public accounting firm shall report directly to the Committee.

      8.     The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities.

      9.     The Committee shall meet periodically with management, the internal auditors and the registered public accountants in separate executive sessions in furtherance of its purposes.

      10. The Committee shall make regular reports to the Board, and annually review the Committee’s own performance.

      11. In performing its functions, the Committee shall undertake those tasks and responsibilities that, in its judgment, would most effectively contribute and implement the purposes of the Committee. The following functions are common recurring activities of the Committee in carrying out its oversight responsibility:

a) Review and discuss with management and the public accountants the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b) Review and discuss with management and the public accountants the Company’s quarterly financial statements, including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 10-Q, including the results of the public accountants’ review of the quarterly financial statements to the extent applicable.

c) Review and discuss with management and the public accountants, as applicable (1) major issues regarding accounting principles and financial statement presentations; (2) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (3) any management letter provided by the public accountants and the Company’s response to that letter; (4) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants’ activities or on access to requested information and management’s response thereto; (5) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (6) earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

d) Discuss with management on an annual basis the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

e) Obtain and review a report from the public accountants at least annually regarding (1) the registered public accountants’ internal quality-control procedures; (2) any material issues raised by the most recent quality-control review, or peer review, of the firm; (3) any steps taken to deal with any such issues; (4) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant.

f) Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002.

g) Discuss with the public accountants any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

h) Discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing.

i) Establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

j) Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

k) Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the public accountants any information with respect to illegal acts in accordance with Section 10A.

l) Ensure that the Company maintains an internal audit function.

      12. The Committee shall monitor and review the establishment of actuarial assumptions and investment objectives, policies, and performance criteria for the management of the Company’s retirement and benefit plans.

LIMITATIONS OF THE AUDIT COMMITTEE’S ROLE

      13. The Committee shall review annually the performance of the Company’s retirement and benefit plan asset investments.

      14. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the registered public accountants.

QUANEX CORPORATION
1900 WEST SOUTH LOOP
SUITE 1500
HOUSTON, TX 77027

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Quanex Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000

000000000000

A/C                 1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	QUANX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUANEX CORPORATION

	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.	02	0000000000		214748596499

		FOR All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the nominee’s number on the line below.
1.	To elect two directors to serve until the Annual Meeting of Stockholders in 2008.
	01) Susan F. Davis 02) Russell M. Flaum	☐	☐	☐	__________________________________________

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Information with respect to the above matter is set forth in the Proxy Statement that accompanies this Notice.

The Board of Directors has fixed the close of business on January 5, 2005 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

PLEASE EXECUTE YOUR VOTE PROMPTLY. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting.

The Company’s Annual Report to Stockholders for the year ended October 31, 2004, accompanies this Notice.

If you plan to attend the meeting, please check this box:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.		☐		AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

123,456,789,012 747620102 58

	Signature [PLEASE SIGN WITHIN BOX] Date	P06446	Signature (Joint Owners) Date

Quanex Corporation 1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600

January 19, 2005

Dear Fellow Stockholder:

     You are cordially invited to attend the Company’s Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 24, 2005, at the Company’s principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

     This year you will be asked to vote in favor of the election of two directors. This proposal is more fully explained in the attached proxy statement, which you are encouraged to read.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF THE BOARD’S NOMINEES FOR DIRECTOR AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

     Thank you for your cooperation.

Sincerely,

Raymond A. Jean
Chairman of the Board

PROXY

QUANEX CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS

If no specification is made, proxies will vote FOR the election of the nominees named on the reverse side or any substitute for them as recommended by the Board of Directors.

     The undersigned stockholder(s) of Quanex Corporation appoints Donald G. Barger, Jr. and Raymond A. Jean, or either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Quanex Corporation, 1900 West Loop South, 15th Floor, Houston, Texas, on February 24, 2005, or any adjournment or adjournments thereof, on the matter described in the enclosed Proxy Statement dated January 19, 2005.

(Continued and to be signed on the reverse side)